Exhibit 10.35

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2004 by and between Placer Sierra Bancshares, a California corporation (“Placer”), and the California Community Financial Institutions Fund Limited Partnership, a California limited partnership (the “Shareholder”).

WHEREAS, Placer and Southland Capital Co., a California corporation (“SCC”), have entered into that certain Agreement and Plan of Merger, dated as of April 30, 2004 (the “Merger Agreement”), pursuant to which SCC will be merged with and into Placer (the “Merger”), and each Share (as defined in the Merger Agreement) will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement); and

WHEREAS, Belvedere Capital Partners LLC (“Belvedere”) is the sole general partner of the Shareholder; and

WHEREAS, the Shareholder owns 9,106,435 shares of SCC’s common stock; and

WHEREAS, SCC owns all of the outstanding shares of capital stock of Bank of Orange County (“BOC”), with the exception of a fractional share of such stock owned by Placer; and

WHEREAS, Placer has filed a registration statement (the “Registration Statement”) for the initial public offering of its common stock (the “IPO”); and

WHEREAS, as a condition to entering into the Merger Agreement, Placer has required that the Shareholder enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Placer as follows:

(a) Authority; Binding Obligation. The Shareholder has all necessary power and authority and has taken all necessary action in order to execute, deliver and perform its obligations under this Agreement. The Shareholder has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(b) Ownership of Shares. The Shareholder is the legal holder and beneficial owner of 9,106,435 shares of Company Common Stock (as defined in the Merger Agreement), (the “Existing Shares” and, together with any shares of Company Common Stock acquired by the Shareholder after the date hereof, the “Shares”), and, as of the date hereof, the Existing Shares constitute all the shares of Company Common Stock owned legally or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on any such powers, subject to applicable law and the terms of this Agreement.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Shareholder does not, and will not, result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any statute, law, rule, regulation, judgment, order or decree of any governmental agency or body or any court having jurisdiction over the Shareholder or its properties, (ii) any contract, agreement, voting agreement, voting trust, shareholder agreement, trust agreement, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Existing Shares are subject to or bound or (iii) the organizational documents of the Shareholder.

(d) Investor Representations. The representations and warranties set forth in Section 5.02(aa) of the Merger Agreement are true and correct.

2. Agreements of the Shareholder. Subject to the Merger Agreement being substantially in the form previously provided to and reasonably acceptable to the Shareholder and the terms of the Merger Agreement being consistent with that certain letter of intent dated April 20, 2004 among Placer, SCC, BOC, Belvedere and the Shareholder (the “Letter of Intent”):

(a) Upon receipt of the request of Placer, the Shareholder hereby agrees to immediately execute and deliver to Placer the Shareholder Consent (as defined in the Merger Agreement). The Shareholder further agrees to refrain from taking or omitting to take any action which has the effect or purpose of revoking, rescinding or otherwise annulling the Shareholder Consent. In the event the Shareholder Consent, or any subsequent written consent executed by the Shareholder approving the principal terms of the Merger, is invalid or unenforceable in accordance with its terms under applicable law, the Shareholder shall, at the direction of Placer, (i) promptly (which in no case shall be more than three business days after receiving a written request from Placer) execute or cause to be executed a substitute written consent in lieu of meeting approving the principal terms of the Merger (which written consent shall be prepared by Placer)

provided that such substitute written consent is no more burdensome to the Shareholder or does not affect the Shareholder in any more adverse manner than the Shareholder Consent, and deliver the same to SCC or (ii) vote or caused to be voted all of the Shares in favor of the principal terms of the Merger at any meeting of the shareholders of SCC called to vote upon the principal terms of the Merger.

(b) The Shareholder agrees that it shall vote or caused to be voted all of the Shares (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of SCC under the Merger Agreement and (ii) as directed by Placer with respect to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving SCC or any of its subsidiaries (whether or not SCC or any such subsidiary is the surviving party); (B) any sale, lease, transfer, assignment or other disposition of a material amount of the assets of SCC or any of its subsidiaries; (C) any change in the majority of the board of directors of SCC; (D) any material change in the present capitalization of SCC; (E) any amendment to SCC’s articles of incorporation or bylaws; (F) any other material change in the corporate structure, business, assets or ownership of SCC or any of its subsidiaries; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Placer of the Merger and the other transactions contemplated by the Merger Agreement, provided that the Shareholder is not adversely affected by such vote, such vote is necessary to carry out the terms of the Merger and such vote does not affect the Merger Consideration to be paid to the Shareholder pursuant to the terms of the Merger Agreement. The Shareholder shall not enter into any agreement, arrangement or understanding with any Person prior to the termination of this Agreement (as provided in Section 5 hereof) to vote, consent or give instructions, whether before or after the termination of this Agreement, in any manner inconsistent with this Section 2.

(c) The Shareholder agrees that, until the earlier of (i) September 30, 2004 or (ii) the consummation of the Merger by Placer or (iii) the abandonment (i.e., when Placer is no longer using its commercially reasonable efforts to consummate the Merger) of the Merger by Placer:

a) Other than in connection with the Merger, the Shareholder will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any Person relating to the acquisition of Placer, SCC, Placer Sierra Bank (a wholly-owned subsidiary of Placer) or BOC stock or a material portion of Placer, SCC, Placer Sierra Bank or BOC, or any of their respective assets or businesses, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise; and

b) The Shareholder will immediately notify Placer regarding any contact between Belvedere, the Shareholder, SCC or BOC or any of their representatives, and any other Person regarding any such offer or proposal or any related inquiry.

(d) The Shareholder agrees and commits that, subject to (i) the occurrence of any event not wholly within Belvedere’s control and relating to another party or arising with respect to general economic or market conditions which in either case would cause the managing underwriter for the IPO to decline to execute, deliver and perform its obligations under the underwriting agreement with Placer and the Shareholder with respect to the IPO; (ii) the declaration as effective of the Registration Statement; and (iii) the Letter of Intent not being terminated by any party thereto, the Shareholder hereby commits that it will cause to be sold pursuant to the Registration Statement that number of shares of Placer stock held by the Shareholder as would cause the Shareholder to be the beneficial owner of no more than 49.9% of Placer’s issued and outstanding common stock upon completion of the IPO unless the managing underwriter for the IPO advises Belvedere in writing that due to market factors the IPO should not be consummated or the number of shares of Placer stock to be underwritten should be limited (in which case, the Shareholder will sell the maximum amount advisable by the managing underwriter).

(e) The Shareholder agrees that without the prior written consent of Placer it will not: (i) sell, transfer, assign or otherwise dispose of or (ii) pledge, mortgage or otherwise encumber any of the Shares without notice to such transferee, assignee, recipient, mortgagee or secured party, of the Merger Agreement and of this Shareholder Agreement.

(f) In the manner provided and only to the extent provided in this Section 2(f), the Shareholder shall indemnify and hold Placer harmless from any loss, cost or damages arising from or based upon settlement, compromise or adverse judgment in the action titled Bank of Orange County v. Azar, pending in Orange County Superior Court as action number 02CC00338 (“CVB Action”). The indemnity obligation of the Shareholder under this Section 2(f) shall be limited to the extent that Placer, SCC or BOC become liable to pay dissenting former shareholders of Cerritos Valley Bank an amount in excess of $9.79 per share but not in excess of $14.75 per share, plus any and all interest, penalties or fees associated therewith. To facilitate and ensure performance of such limited indemnity, immediately upon the effective date of the first sale of securities to the public by Placer or the Shareholder under the Registration Statement, the Shareholder shall deposit $2,600,000.00 (“Escrow Deposit”) with an independent escrow agent (“Escrow Agent”), pursuant to an escrow agreement (“Escrow

Agreement”), in form and substance satisfactory to Placer and the Shareholder. Among other things, the Escrow Agreement will provide that upon settlement, compromise or final resolution of the CVB Action, the Escrow Agent shall promptly distribute the Escrow Deposit as follows: (i) first, to Placer in an amount equal to the Shareholder’s indemnity obligation under this Section 2(f), if any; and (ii) second, all amounts remaining in the Escrow Deposit following the payment contemplated by subsection (i) immediately above shall be paid to the Shareholder. The escrow shall be the same escrow as is now in possession of the funds tendered by BOC to the dissenting shareholders.

3.     Cooperation. The Shareholder hereby agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including cooperating with Placer in the satisfaction of the conditions set forth in Article VII of the Merger Agreement. Placer hereby agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VII of the Merger Agreement.

4.     Costs. Each party will be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Merger and the IPO; provided, however, that Placer will be responsible for Belvedere’s and the Shareholder’s expenses in connection with the Shareholder’s participation in the IPO as set forth in the Amended and Restated Registration Rights Agreement, dated as of March 15, 2004, between Placer and the Shareholder (the “Registration Rights Agreement”), and provided, further, that if for any reason wholly within Belvedere’s control Belvedere fails to fulfill its obligations under Section 2(d) hereof, then Belvedere shall reimburse, or shall cause the Shareholder to reimburse, Placer for all of its costs and expenses arising from, relating to or in connection with the Merger (including, without limitation, all legal, accounting, financial and other advisor fees) to the extent that such costs and expenses would not have been incurred absent the efforts regarding the Merger.

5.     Termination. Except as provided in Section 7(k), the obligations of the Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder hereunder other than those proposed in Section 7(l) shall terminate upon the termination of the Merger Agreement in accordance with its terms.

6.     Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Placer shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Agreement specifically enforced against it, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Agreement.

7. Miscellaneous.

(a) Definitional Matters.

(i) Unless the context otherwise requires, “Person” shall mean an individual, bank, corporation (including not-for-profit), joint stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature.

(ii) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(iii) All capitalized terms used but not defined in this Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iv) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) Entire Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement between the parties hereto with reference to the transactions contemplated hereby and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof.

(c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(d) Assignment. This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Placer may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Placer or any of its subsidiaries or any entity with or into which Placer or any of its subsidiaries may be consolidated or merged.

(e) Modifications; Waivers. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

(h) Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(j) Arbitration. The parties shall resolve all claims or disputes arising from, relating to or in connection with this Agreement by submission thereof to binding arbitration to be held in Sacramento, California, conducted by the American Arbitration Association for determination pursuant to its Commercial Arbitration Rules.

(k) Survival of Certain Provisions. The provisions of Sections 1(d), 2(d), 2(e), 2(f), 4, 6 and 7 shall survive the Merger notwithstanding any contrary provision of the Merger Agreement.

(l) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

If to Placer, to:

Placer Sierra Bancshares

525 J. Street

Sacramento, California 95814

Attention: Ronald W. Bachli

Telephone: (916) 554-4820

Facsimile: (916) 329-9236

with a copy to:

Downey Brand LLP

555 Capitol Mall

10th Floor

Sacramento, CA 95814

Attention: D. Steven Blake

and James K. Dyer

Telephone: (916) 444-1000

Facsimile: (916) 444-2100

If to the Shareholder, to:

California Community Financial Institutions Fund Limited

Partnership

c/o Belvedere Capital Partners LLC

One Maritime Plaza, Suite 825

San Francisco, CA 94111

Telephone: (415) 434-1236

Facsimile: (415) 434-9918

Attention: J. Thomas Byrom, Manager

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert S. Fore

Telephone: (650) 565-3622

Facsimile: (650) 493-6811

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized representatives, all as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/S/ WILLIAM J. SLATON
Name: William J. Slaton
Title: Co-Chair Acquisition Committee of Board of Directors

CALIFORNIA COMMUNITY FINANCIAL INSTITUTIONS FUND LIMITED PARTNERSHIP

By Belvedere Capital Partners LLC, General Partner

By:	/S/ J. THOMAS BYROM
Name: J. Thomas Byrom
Title: Manager

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